Exhibit 99.1

Superior Industries Announces Strategic Actions

Will Close Its Pittsburg, Kansas Plant and
Reduce Work Force at Other U.S. Facilities

VAN NUYS, CALIFORNIA -- August 19, 2008 -- Superior Industries International, Inc. (NYSE:SUP) announced today that it has completed its review of strategic initiatives to reduce costs and balance its manufacturing capacity in the face of reduced demand for SUVs and light trucks.  Based on this review, the Company said that it will undertake two significant actions.
The Company will close its manufacturing facility in Pittsburg, Kansas, effective December 19, 2008, which will result in a reduction of force of approximately 600 employees.  The Company expects to incur severance and related costs as a result of this plant closure of approximately $1.8 million over the next six months.  Asset impairment charges related to closing the facility have yet to be determined, but will be recorded in the current quarter ending September 30, 2008.  At July 27, 2008, the net book value of manufacturing equipment at the Pittsburg location was approximately $13.2 million.
In addition, the Company has cancelled 90 open positions and will lay off an additional 65 employees.  The cost of severance related to this additional layoff is estimated to be $296 thousand.
Together, these two actions will result in a reduction of 755 positions, or 29% of Superior’s U.S. work force.
"Superior's goal is to prosper not just survive as we work through one of the most challenging periods in the history of our industry.  The essential actions announced today will enable us to maintain our strong leadership position now and well into the future, and to maintain our financial flexibility by protecting our cash-rich, debt-free balance sheet," said Chairman, CEO, and President Steven Borick.
"We believe the move towards more fuel efficient vehicles is a permanent shift, not merely a temporary phenomenon.  The change in the light truck/passenger car mix requires adjustments to Superior's manufacturing architecture.  The plant closure is necessary to eliminate excess wheel production capacity, enhance our overall efficiency, and move production to other manufacturing plants to improve our global capacity utilization."
"We are acutely sensitive to the impact of these difficult but necessary actions on our employees, and we are taking a variety of steps to help ease the transition," Borick said.

About Superior Industries
Superior supplies aluminum wheels to Ford, General Motors, Chrysler, Audi, BMW, Fiat, Jaguar, Land Rover, Mazda, Mercedes Benz, Mitsubishi, Nissan, Seat, Skoda, Subaru, Suzuki, Toyota, Volkswagen and Volvo. For more information, visit www.supind.com.

Forward-Looking Statements
This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.